Execution	Exhibit (g)(3)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (the “Amendment”) is made as of June 25, 2021 by and between AdvisorShares Trust (the “Trust”) and The Bank of New York Mellon (“Custodian”).

BACKGROUND:

A.	WHEREAS, the Trust and Custodian are parties to a Custody Agreement dated as of July 16, 2009, as amended (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall update the list of Series on Schedule II thereto and set forth terms applicable to certain of the Series;

C.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein; and

D.	WHEREAS, the Trust and Custodian desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule II shall be deleted in its entirety and replaced with amended Schedule II attached hereto. Schedule II is updated to reflect the addition of the AdvisorShares Psychedelics ETF (“Psychedelics Fund”).

2.	The prospectus currently in effect at all times for the Psychedelics Fund shall contain the following language:

“The Fund will invest directly in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), Nasdaq Stock Market (“NASDAQ”), Toronto Stock Exchange (“TSX”), and TSX Venture Exchange (“TSX Venture”). The Fund also may use total return swaps to seek exposure to U.S. and foreign securities with similar characteristics.”

The Trust will notify Custodian at least thirty (30) days prior to making any changes to, or removing, this prospectus language from an effective prospectus for the Psychedelics Fund.

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3.	The Trust will or will cause the Trust’s investment advisor to trade in compliance with the investment restrictions and notification requirements set forth in Section 2 above and will notify Custodian of new securities in advance of purchase as mutually agreed from time to time by the parties. If BNY Mellon identifies one or more of the new securities identified to it by the Trust as not meeting the requirements set forth in Section 2 above, BNY Mellon will notify the Trust in a manner as is mutually agreed by the parties.

4.	The termination rights of the parties in Article IX of the Agreement are hereby amended by adding the following with respect to the Psychedelics Fund if the terms applicable to the Psychedelics Fund set forth in Sections 2 and 3 above are not complied with for any reason. The Trust shall have five (5) Business Days (the “Cure Period”) to cause the Psychedelics Fund to return to compliance with the terms set forth in Sections 2 and 3 above, if the Psychedelics Fund remains non-compliant after the Cure Period, the Custodian may terminate the Agreement with respect to the Psychedelics Fund by giving the Trust a notice in writing specifying the date of such termination which shall not be less than thirty (30) days after the date of giving such notice.

5.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the matters described herein.

(b)	This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Each party represents and warrants that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms. As used herein, “Electronic Signature” shall mean image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods. Executed counterparts may be delivered by facsimile or email.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens
Name:	Dan Ahrens
Title:	Secretary & Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Patrick Griffin
Name:	Patrick Griffin
Title:	Service Director

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SCHEDULE II

to

CUSTODY AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

(as of June 25, 2021)

SERIES OF ADVISORSHARES TRUST:

AdvisorShares Dorsey Wright ADR ETF
AdvisorShares Dorsey Wright Alpha Equal Weight ETF
AdvisorShares Dorsey Wright FSM All Cap World ETF
AdvisorShares Dorsey Wright FSM US Core ETF
AdvisorShares Dorsey Wright Micro-Cap ETF
AdvisorShares Dorsey Wright Short ETF
AdvisorShares DoubleLine Value ETF
AdvisorShares Focused Equity ETF
AdvisorShares FolioBeyond Smart Core Bond ETF
AdvisorShares Newfleet Multi-Sector Income ETF
AdvisorShares Pure Cannabis ETF
AdvisorShares Pure US Cannabis ETF
AdvisorShares Ranger Equity Bear ETF
AdvisorShares Sage Core Reserves ETF
AdvisorShares STAR Global Buy-Write ETF
AdvisorShares Vice ETF
AdvisorShares Q Dynamic Growth ETF
AdvisorShares Q Portfolio Blended Allocation ETF
AdvisorShares Alpha DNA Equity Sentiment ETF
AdvisorShares Hotel ETF
AdvisorShares Restaurant ETF
AdvisorShares Gerber Kawasaki ETF
AdvisorShares Psychedelics ETF

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